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Media: Tara Carraro 203-352-8625

WWE® Reports Strong Fourth-Quarter 2015 Results

Achieving Record Revenue for the Full Year

Fourth-Quarter 2015 Highlights

•	Revenue increased 18% to $166.2 million driving a $6.0 million increase in Adjusted OIBDA[1] to $11.1 million
•

WWE Network had 1.22 million ending paid subscribers, representing a 49% increase from the fourth quarter 2014; WWE Network hit an all-time high of 1.24 million average paid subscribers for the quarter

•	WWE Network was recognized as the fifth largest direct-to-consumer (“OTT”) subscription service in the U.S. according to Parks Associates, ranking alongside Netflix, Amazon Video, Hulu and MLB.TV
•	WWE was added to the S&P SmallCap 600 Index (effective January 20, 2016)

Full Year 2015 Highlights

•	Revenue increased 21% to $658.8 million, the highest in the Company’s history, including record levels of revenue from WWE’s Network, Television, Live event, Venue Merchandise, and WWE Shop businesses
•	Total international revenue increased by 46% to a record $169.8 million
•	Adjusted OIBDA[1] reached $68.7 million, representing an $80.3 million increase from 2014
•	Network segment generated revenue of $159.4 million and OIBDA[1] of $48.4 million that nearly doubled the average annual revenue of the Company’s pay-per-view business before network launch
•	WWE Network subscribers watched an estimated total of 256 million hours of content, representing an average of 188 hours per household placing it among the top cable and broadcast networks
•	WWE content garnered more than 8 billion views on YouTube; WWE was the most followed sports channel on YouTube and the second most followed sports brand on Facebook
•	WWE generated 790 million social media fan engagements in 2015[2]; Sprinklr’s Social Business Index ranked WWE as the 6th most social brand worldwide, alongside Disney, Time Warner and Google

(1)  Reconciliation of Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

(2) Social media fan engagements are defined as the cumulative fan response to WWE content measured by the number of “likes”, “follows”, “shares”, “mentions”, and “retweets” across social media platforms such as Facebook, Twitter, YouTube, Instagram and Tumblr.

STAMFORD, Conn., February 11, 2016 - WWE (NYSE:WWE) today announced financial results for its fourth quarter and year ended December 31, 2015.  For the quarter, the Company reported a Net loss of $1.2 million, or $0.02 loss per share, as compared to a Net loss of $1.6 million, or $0.02 loss per share, in the prior year quarter.  Excluding items affecting comparability, Adjusted OIBDA increased to $11.1 million from $5.1 million.  Adjusted net income was $3.4 million, or $0.04 per share as compared to Adjusted net loss of $0.6 million, or $0.01 loss per share, in the fourth quarter last year.

“Our record revenue in 2015 reflected innovation across all of our businesses, which was highlighted by the successful execution of our network strategy,” said WWE Chairman & CEO Vince McMahon. “Over the next year, we will continue to focus on producing engaging content across all platforms, investing in emerging markets, and deploying technology across the enterprise to drive our long-term growth.”

George Barrios, Chief Strategy & Financial Officer, added, “Our strong performance in 2015 reflected the effective execution of our strategy and our investments in content, technology and global markets. As an example, these initiatives led to WWE Network subscribers watching an estimated average of 188 hours of content per household, and WWE garnering more than 8 billion views on YouTube and achieving record international revenues of $170 million. These metrics demonstrate the unique power of our brands and our potential to capitalize on a multi-platform content strategy to drive long-term growth.”

WWE Network Update

•

Performance:  Network segment revenue increased 50% from the prior year quarter. Driving the growth in revenue, WWE Network had 1,217,000 paid subscribers at quarter end, up 49% and averaged approximately 1,237,000 paid subscribers during the quarter, representing a 72% increase from the prior year quarter.

•

Distribution:  WWE continued to broaden the global distribution of WWE Network, which was made available across the Indian subcontinent in November 2015. In January 2016, the Company made the network available in Germany, Austria, Switzerland and Japan and has continued to develop plans for geographic expansion to China, Thailand and the Philippines. At quarter-end, WWE Network had approximately 277,000 international subscribers.  From inception through December 31, 2015, WWE Network attracted more than 2.5 million unique subscribers with approximately 51% of these subscribers active as of year-end.

•

Content:  During the quarter, the Company premiered more than 85 hours of original content on WWE Network, and increased the network’s comprehensive on-demand library to more than 4,300 hours. Among the content that debuted during the quarter were the original series Breaking Ground and two live specials, Live from Madison Square Garden (produced in New York) and NXT Takeover: London (produced from Wembley Arena in the U.K.).  WWE Network’s compelling live and original content, including the Company’s pay-per-views, original series, NXT Live, and other specials continued to drive viewer engagement. Over the year, WWE Network subscribers watched an estimated average of 188 hours of content per household placing it among the top cable and broadcast networks.[3] The Company expects to add more than 300 hours of original content to the network’s featured programming in 2016, including its premier event, WrestleMania (April 3) and more than 1,000 hours of archival content to the network’s on-demand library. Other exciting original programming coming to the network includes Camp WWE, an animated series (premiering in May), Edge & Christian’s Show That Totally Reeks of Awesomeness, a comedic variety show featuring its titled Superstars and a live special, March to WrestleMania (March 12), as well as a new season of Swerved and new episodes of WWE 24 and Stone Cold Podcast.

 (3) For additional information, see the Company’s Fourth-Quarter 2015 Earnings Presentation, which can be found on the Company’s web site at ir.corporate.wwe.com.

Q1 2016 Business Outlook

For the first quarter 2016, the Company projects average paid subscribers of 1,280,000 (+/- 2%), representing an approximate year-over-year increase of 38%.

As a reminder, WrestleMania will occur on April 3 within the second quarter of 2016 as compared to last year’s event, which occurred within the first quarter. Given that timing, management anticipates the most significant subscriber additions within the quarter will occur towards the latter part of March.  As such, these additions are not expected to have a significant impact on the Company’s first quarter subscriber average or the Company’s first quarter financial results.

The Company also estimates first quarter 2016 Adjusted OIBDA of approximately $15 million to $19 million.4 The range of projected first quarter results reflects a year-over-year decline primarily due to the timing of WrestleMania and related event ticket sales - as last year’s event grossed approximately $15 million - and an increase in accrued management incentive compensation.

Although the Company is not providing an estimate of first quarter ending subscribers with this release, the Company plans to communicate an update on network subscriber levels on April 4, 2016 the day after WrestleMania.

(4)    Reconciliation of Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

Comparability of Results

For the fourth quarter 2015, Corporate and Other expense includes a $7.1 million non-cash abandonment charge to write-off the value of costs related to a media center expansion project.  These costs were incurred several years ago but the expansion was delayed due to the economic uncertainty at the time.  Recent changes in our operations further delayed the expansion project.  In light of the Company’s current operating model, including the increased production demands of WWE Network and headcount requirements, the Company has made the determination that these plans would not be viable and as such have deemed them abandoned.  For the fourth quarter of 2014, results included $1.5 million in film impairment charges primarily related to the expected performance of the movie, Oculus, which was released theatrically in April 2014.

For the full year 2015, Corporate and Other expense includes the $7.1 million non-cash abandonment charge as described above. For the full year 2014, results included a one-time pre-tax restructuring charge of $4.2 million comprised of severance and other costs ($2.4 million recorded in operating expenses and $1.8 million in depreciation expense), a $4.0 million impairment of an equity investment, and a $1.6 million adjustment to reduce the carrying value of the old corporate aircraft to its estimated fair value in conjunction with the sale of this asset, which occurred during the third quarter 2014, as well as the aforementioned film impairment charges.

In order to facilitate an analysis of financial results on a comparable basis, the Company's results have been adjusted where applicable to exclude these items. (See Schedule of Adjustments in Supplemental Information).

Three Months Ended December 31, 2015 - Results by Region and Business Segment

Revenues increased 18% to $166.2 million with strong growth from the Company’s international markets. Revenues from outside North America increased 53%, or $17.6 million, driven by growth in WWE Network subscription revenue and the contractual escalation of television rights fees, as reflected in the Media Division, as well as increased live event revenue, with the most significant international growth from the EMEA region. North American revenues increased 8%, or $8.1 million, driven primarily by growth in WWE Network subscription revenue (reflected in the Media Division) as increased revenue from Live Events and Consumer Products was offset by lower revenue from Home Entertainment. Revenue in the current quarter was impacted by approximately $1.5 million due to unfavorable changes in foreign exchange rates.

The following tables reflect net revenues by region and by segment (in millions):

	Three Months Ended
	December 31,
	2015	2014
Net Revenues By Region:
North America	$115.4	$107.3
Europe/Middle East/Africa (EMEA)	37.1	21.2
Asia Pacific (APAC)	11.0	10.1
Latin America	2.7	1.9
Total net revenues	$166.2	$140.5

	Three Months Ended
	December 31,
	2015	2014
Net Revenues By Segment:
Media Division	$106.6	$89.5
Live Events	32.9	26.9
Consumer Products Division	24.0	20.4
WWE Studios	1.8	2.9
Corporate and Other	0.9	0.8
Total net revenues	$166.2	$140.5

Media Division

Revenues from the Company's Media division increased 19%, to $106.6 million, driven by the growth of WWE Network and the contractual escalation of television rights fees.

•	Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 50% to $40.8 million.

WWE Network revenue increased to $37.2 million from $23.3 million in the prior year quarter based on a 72% year-over-year increase in average paid subscribers to 1,237,000.  WWE Network had approximately 1,272,000 total subscribers at December 31, 2015 as compared to 1,306,000 total subscribers at September 30, 2015 and 816,000 total subscribers at December 31, 2014.

The following table reflects Media Division revenues (in millions):

	Three Months Ended
	December 31,
	2015	2014
Network	$40.8	$27.2
Television	55.6	50.5
Home Entertainment	2.6	7.8
Digital Media	7.6	4.0
Total	$106.6	$89.5

The following table reflects WWE Network paid subscribers (in thousands)5, 6:

	As of /
	Three Months Ended
	Dec. 31,	Dec. 31,
	2015	2014
Ending total subscribers	1,272	816
Ending paid subscribers
U.S.	940	772
International	277	44
Total paid subscribers	1,217	816

Average Paid Subscribers
Quarter	1,237	721
Year-to-date	1,139	567

(5) Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network. The number of subscribers under licensed partner agreements represented approximately 9% of the ending paid total as of December 31, 2015. The impact of these subscribers on WWE Network results is reflected in the network’s average revenue per subscriber (ARPU).

(6) Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions.

•	Pay-per-view contributed $3.6 million in revenue with approximately 274,000 buys as three events were produced during the quarter.
•

Television revenues increased 10% to $55.6 million from $50.5 million in the prior year quarter primarily due to contractual increases of key distribution agreements, the largest of which became effective in the fourth quarter 2014 and the first quarter 2015. The increase in revenue was partially offset by the timing of Total Divas, which aired 6 fewer episodes during the fourth quarter 2015 than in the prior year quarter.

•

Home Entertainment net revenues decreased to $2.6 million from $7.8 million in the prior year quarter primarily due to a decline in effective prices and the recognition of a $2.1 million minimum guarantee in the prior year quarter. The average effective DVD/Blu-Ray price decreased approximately 34% to $8.34 per unit.

•	Digital Media net revenues increased to $7.6 million from $4.0 million in the prior year quarter primarily due to higher advertising revenues.

Live Events

Live Event revenues increased 22% to $32.9 million primarily due to higher average domestic ticket prices and higher average attendance for events globally.  Results also reflect the addition of an NXT UK Tour, marking the first year in which NXT, the Company’s showcase for developmental talent, toured outside the U.S.  Revenue in the current quarter was impacted by approximately $1.1 million due to unfavorable changes in foreign exchange rates.

•

There were 82 total events (excluding NXT), including 56 events in North America and 26 events in international markets, in the current quarter as compared to 82 events in the prior year quarter, including 57 events in North America and 25 in international markets.

•

North American live event revenue increased 21%, to $18.5 million, versus the prior year quarter, driven by a 13% increase in the average effective ticket price to $51.59 and a 9% increase in average attendance to 6,300 fans due, in part, to the mix in venues.

•

International live event revenue increased 24%, to $14.3 million, versus the prior year quarter reflecting the performance of the Company’s events in Europe, including its NXT tour in the U.K.  Excluding the impact of NXT events, the Company’s international events generated a 31% increase in average international attendance to 7,800 fans that was partially offset by a 19% decline in the average effective ticket price to $57.16.  The decline in the average ticket price reflected changes in territory mix and unfavorable changes in foreign exchange rates.

Consumer Products

The following table reflects Consumer Products revenues (in millions):

	Three Months Ended
	December 31,
	2015	2014
Licensing	$9.6	$9.1
Venue merchandise	4.4	3.6
WWEShop	10.0	7.7
Total	$24.0	$20.4

Revenues from our Consumer Products businesses increased 18% to $24.0 million from $20.4 million in the prior year quarter, reflecting growth in the Company's merchandise businesses as described below.

•

Licensing revenues increased 5% to $9.6 million primarily due to increased sales of toy products in domestic and international markets.  In 2015, WWE maintained its strong position in the toy market with the third highest selling action figure property in the U.S.[7]

•

Venue Merchandise revenues increased 22% to $4.4 million from $3.6 million in the prior year quarter reflecting a 6% increase in revenue per capita and higher attendance at the Company’s North American live events as well as increased sales of licensed product in international markets.

•

WWEShop revenues increased 30% to $10.0 million from $7.7 million in the prior year quarter driven by a 24% increase in the number of orders to 214,000 and a 3% increase in revenue per order to $46.43. The significant increase in orders was driven by enhanced product assortment and expanded distribution through Amazon.

 (7) The rank of the WWE action figure property in the U.S. has been provided by the NPD Retail Group.

WWE Studios

WWE Studios recognized revenue of $1.8 million as compared to revenue of $2.9 million in the prior year quarter primarily due to the performance and timing of results from the Company’s portfolio of movies.

Corporate and Other

Corporate and Other expenses increased to $52.9 million from the prior year quarter.  As defined, these expenses include corporate G&A expenses as well as sales, marketing, and talent development costs, which are not allocated to specific segments. For the fourth quarter 2015, Corporate and Other expense includes a $7.1 million non-cash abandonment charge to write-off the value of costs related to a media center expansion project as described previously.  Excluding this non-cash item, the $7.6 million increase in Corporate and Other expense was primarily due to a $4.1 million increase in accrued management incentive compensation based on the Company’s performance as well as increased consulting and professional service expenses.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)

Adjusted OIBDA reached $11.1 million as compared to $5.1 million in the prior year quarter.  The $6.0 million increase was driven by the expansion of WWE Network, the escalation of television rights fees, higher profits from live events and increased digital advertising sales. Network segment OIBDA increased $8.2 million with significant growth in subscription revenue partially offset by increased programming and marketing costs. Television OIBDA increased $4.4 million predominantly due to increased fees in key distribution agreements. Live Events OIBDA increased $2.7 million with the realization of increased average ticket prices and event attendance. Digital Media OIBDA increased $2.6 million based on higher advertising sales.  These growth drivers were partially offset by a $4.0 million reduction in Home Entertainment OIBDA stemming from a decline in revenue, and the increase in Corporate and Other expenses as described above.  With growth in its high margin businesses and increased network scale, the Company's overall Adjusted OIBDA margin improved to 7% in the current year quarter as compared to 4% in the prior year quarter. (See Schedules of Adjustments in Supplemental Information).

Depreciation and amortization

Depreciation and amortization expense totaled $5.5 million for the current year quarter as compared to $6.1 million in the prior year quarter.

Investment Income, Interest and Other Income, Net

Investment income, interest and other income, net yielded expense of $1.1 million in 2015 versus $1.0 million in the prior year quarter.

Effective tax rate

The current year quarter's effective tax rate was 56% versus the prior year quarter effective tax rate of 54%.  The benefit in the current quarter included increased domestic production deductions.

Summary Results for the Year Ended December 31, 2015

Total revenues for the year ended December 31, 2015 were $658.8 million as compared to $542.6 million in the prior year. For the full year, the Company reported net income of $24.1 million, or $0.32 per share, compared to a net loss of $30.1 million, or $0.40 loss per share, in the prior year.  Excluding items affecting comparability, Adjusted OIBDA increased to $68.7 million from an Adjusted OIBDA loss of $11.6 million and Adjusted net income was $28.7 million, or $0.38 per share, as compared to an Adjusted net loss of $22.8 million, or $0.31 loss per share, in the prior year.

Year Ended December 31, 2015 - Results by Region and Business Segment

Revenues increased 21% to $658.8 million from $542.6 million with growth from most of the Company’s business segments and from all major geographic regions; the Network and Television segments accounted for nearly $100 million, or 85%, of the overall revenue growth. North American revenues increased 15% driven by the contractual escalation of television rights fees and the expansion of WWE Network as reflected in the Company’s Media Division, higher average ticket prices for the Company’s live events, and higher video game sales as reflected in the Consumer Products Division.  These growth drivers were partially offset by a reduction in Home Entertainment revenue.  Revenues from outside North America increased 46% driven by the increased monetization of content as reflected in the Company’s Media Division, across the EMEA and Asia Pacific regions.  Revenue in the current period was impacted by approximately $6.9 million due to adverse changes in foreign exchange rates.

The following tables reflect net revenues by region and by segment (in millions):

	Year Ended
	December 31,
	2015	2014
Net Revenues By Region:
North America	$489.0	$426.2
Europe/Middle East/Africa	112.3	69.1
Asia Pacific	49.4	41.0
Latin America	8.1	6.3
Total net revenues	$658.8	$542.6

	Year Ended
	December 31,
	2015	2014
Net Revenues By Segment:
Media Division	$425.4	$339.9
Live Events	124.7	110.7
Consumer Products Division	98.4	78.1
WWE Studios	7.1	10.9
Corporate and Other	3.2	3.0
Total net revenues	$658.8	$542.6

Media Division

Revenues from the Company's Media division increased 25% to $425.4 million from $339.9 million primarily due to the contractual escalation of television rights fees and the growth of WWE Network. These growth drivers more than offset the revenue decline from the Company’s Home Entertainment segment.

	Year Ended
	December 31,
	2015	2014
Network	$159.4	$115.0
Television	231.1	176.7
Home Entertainment	13.4	27.3
Digital Media	21.5	20.9
Total	$425.4	$339.9

Live Events

Live Event revenues increased 13% to $124.7 million from $110.7 million in the prior year primarily due to a 9% increase in average ticket prices at the Company’s events in North America, including WrestleMania. The growth in revenue also reflected increased ticket sales in the current year from the staging of 11 additional WWE Live events and from an expanded touring schedule for the Company’s emerging NXT brand.

	Year Ended
	December 31,
	2015	2014
Live events	$122.4	$108.5
Travel Packages	2.3	2.2
Total	$124.7	$110.7

Consumer Products Division

Revenues from Consumer Products increased 26% to $98.4 million from $78.1 million in the prior year, with growth driven by increased video game revenues and higher sales of branded merchandise through the Company’s e-commerce website, WWEShop and on distribution channels including Amazon. The rise in video game revenue reflected increased sales of the Company’s franchise video game in domestic and international markets and higher sales of downloadable content associated with the WWE branded game, WWE SuperCard.

	Year Ended
	December 31,
	2015	2014
Licensing	$48.9	$38.6
Venue merchandise	22.4	19.3
WWEShop	27.1	20.2
Total	$98.4	$78.1

WWE Studios

WWE Studios recognized revenue of $7.1 million as compared to $10.9 million in the prior year.  The decrease in revenues was primarily due to the performance and timing of results from the Company’s portfolio of movies as the prior year reflected the strong performance of The Call (released theatrically in March 2013).  During 2015, the Company released six feature films compared to seven feature films in 2014.

Corporate and Other

Corporate and other expenses increased to $175.3 million compared to $154.4 million in the prior year. As defined, these expenses include corporate G&A expenses as well as sales, marketing, international management and talent development costs, which are not allocated to specific segments. Corporate and other expense for the year ended December 31, 2015 includes a $7.1 million non-cash abandonment charge to write-off the value of costs related to a media center expansion project as described previously.  Excluding this non-cash item for 2015 and the impact of 2014 severance and related restructuring charge, Corporate and Other expenses increased by $15.9 million, or 9%, primarily due to a $12.2 million increase in management incentive compensation based on the Company's performance as well as higher salary and legal expenses.  The increase was partially offset by a $1.3 million reduction in marketing expenses associated with the Company’s key strategic initiatives.

Adjusted Operating Income Before Depreciation and Amortization (Adjusted OIBDA)

Adjusted OIBDA reached $68.7 million as compared to Adjusted OIBDA loss of $11.6 million in 2014. The $80.3 million increase was driven by the expansion of WWE Network and the contractual escalation of television rights fees.  Network segment OIBDA increased $50.2 million with significant growth in WWE Network subscription revenue as well as lower network customer service and marketing costs.  Television OIBDA increased $35.1 million predominantly due to contractual increases of key distribution agreements.  Additionally, increased average ticket prices at the Company’s live events and higher video game sales contributed to the overall OIBDA growth.  These growth factors were partially offset by lower DVD sales and reduced profits from Home Entertainment and increased Corporate and other expenses as described above. With growth in its high margin businesses, including increased network scale in the period, the Company's Adjusted OIBDA margin improved to 10% in 2015 as compared to (2)% in the prior year. (See Schedules of Adjustments in Supplemental Information.)

Depreciation and amortization

Depreciation and amortization expense decreased to $22.8 million in 2015 from $26.7 million in 2014.  The 2014 expense included impairment and restructuring related expenses of $3.4 million. Excluding these items, depreciation declined to $22.8 million from $23.3 million.

Investment Income, Interest and Other Income, Net

Investment income, interest and other income, net yielded expense of $2.6 million in the current year as compared to $7.1 million in the prior year.  In 2014, the Company recognized an impairment charge of $4.0 million on an equity investment for the excess of the carrying value over its estimated fair value.

Effective tax rate

The effective tax rate was 33% in 2015 as compared to 39% in 2014. The lower rate in 2015 reflects domestic production activity benefits. In 2014, there were no similar benefits as the Company was in a loss position.

Cash Flows & Liquidity

Cash flows generated by operating activities were $49.5 million in 2015 as compared to $54.7 million in the prior year, with the decrease primarily due to the prior year receipt of a $50 million advance payment related to the renewal of the Company’s domestic television agreement.  The resulting decline in cash flow was partially offset by significantly improved operating performance and decreased spending on film production assets.  (Excluding the impact of the advance, net cash provided by operating activities increased $44.8 million from 2014.)

Purchases of property and equipment and other assets increased by $8.1 million from the prior year  to support the Company’s content production initiatives. As of December 31, 2015, the Company held $102.4 million in cash and short-term investments and estimates debt capacity under the Company's revolving line of credit of approximately $200 million.

Additional Information

Additional business metrics are made available to investors on a monthly basis on the corporate website - ir.corporate.wwe.com.  Note: As previously announced, WWE will host a conference call at 11:00 a.m. ET on February 11th to discuss the Company's earnings results for the fourth quarter of 2015.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-913-489-5104 from outside the U.S. (conference ID for both lines: 6804806).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on February 11, 2016 at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 24 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network; major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our revolving credit facility; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net revenues	$166.2	$140.5	$658.8	$542.6
Cost of revenues	102.0	92.7	397.3	377.6
Selling, general and administrative expenses	53.1	44.2	192.8	180.5
Depreciation and amortization	5.5	6.1	22.8	26.7
Loss on abandonment	7.1	—	7.1	—
Operating income (loss)	(1.5)	(2.5)	38.8	(42.2)
Loss on equity investment	—	—	—	(4.0)
Investment income, net	0.6	0.2	1.8	0.7
Interest expense	(0.7)	(0.6)	(2.4)	(2.1)
Other (expense)/income, net	(1.0)	(0.6)	(2.0)	(1.7)
Income (loss) before income taxes	(2.6)	(3.5)	36.2	(49.3)
Provision for (benefit from) income taxes	(1.4)	(1.9)	12.1	(19.2)
Net income (loss)	$(1.2)	$(1.6)	$24.1	$(30.1)

Earnings (loss) per share: basic
Basic and diluted	$(0.02)	$(0.02)	$0.32	$(0.40)

Weighted average common shares outstanding:
Basic	75.9	75.5	75.7	75.3
Diluted	75.9	75.5	76.3	75.3
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.48	$0.48

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	December 31,	December 31,
	2015	2014
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$38.0	$47.2
Short-term investments, net	64.4	68.2
Accounts receivable, net	58.4	40.1
Inventory	6.2	4.7
Deferred income tax assets	—	15.5
Prepaid expenses and other current assets	12.8	12.9
Total current assets	179.8	188.6
PROPERTY AND EQUIPMENT, NET	105.2	114.0
FEATURE FILM PRODUCTION ASSETS, NET	26.4	26.5
TELEVISION PRODUCTION ASSETS, NET	11.4	5.8
INVESTMENT SECURITIES	22.3	7.2
NON-CURRENT DEFERRED INCOME TAX ASSETS	44.7	19.6
OTHER ASSETS, NET	19.3	20.9
TOTAL ASSETS	$409.1	$382.6
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$4.4	$4.3
Accounts payable and accrued expenses	70.0	57.6
Deferred income	57.2	38.7
Total current liabilities	131.6	100.6
LONG-TERM DEBT	17.1	21.6
NON-CURRENT INCOME TAX LIABILITIES	1.1	1.7
NON-CURRENT DEFERRED INCOME	50.0	52.9
Total liabilities	199.8	176.8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.3	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in capital	369.7	353.7
Accumulated other comprehensive income	3.0	3.2
Accumulated deficit	(164.1)	(151.8)
Total stockholders’ equity	209.3	205.8
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$409.1	$382.6

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Year Ended
	December 31,
	2015	2014
OPERATING ACTIVITIES:
Net (loss) income	$24.1	$(30.1)
Adjustments to reconcile net income to net cash (used in)/provided by operating activities:
Amortization and impairments of feature film production assets	3.9	5.5
Amortization of television production assets	30.6	25.9
Depreciation and amortization	26.7	29.0
Loss on abandonment	7.1	—
Loss on equity investment	—	4.0
Services provided in exchange for equity instruments	(2.4)	—
Equity in earnings of affiliate, net of dividends received	(0.1)	—
Other amortization	2.1	2.0
Stock-based compensation	17.2	7.5
Provision for (recovery from) doubtful accounts	0.6	1.2
(Benefit from) provision for deferred income taxes	(9.7)	(25.4)
Other non-cash adjustments	(0.7)	(0.4)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(19.1)	17.9
Inventory	(1.4)	(1.9)
Prepaid expenses and other assets	(3.5)	(9.3)
Feature film production assets	(3.8)	(16.0)
Television production assets	(36.2)	(20.9)
Accounts payable, accrued expenses and other liabilities	9.8	4.3
Deferred income	4.3	61.4
Net cash provided by operating activities	49.5	54.7
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(20.0)	(11.9)
Purchases of short-term investments	(21.6)	(35.4)
Proceeds from sales and maturities of investments	24.1	42.2
Purchase of equity investments	(1.2)	(2.2)
Proceeds from sale of corporate aircraft	—	3.2
Net proceeds from infrastructure improvement incentives	—	2.9
Net cash used in investing activities	(18.7)	(1.2)
FINANCING ACTIVITIES:
Repayment of long-term debt	(4.3)	(4.1)
Dividends paid	(36.3)	(36.2)
Debt issuance costs	(0.9)	(0.8)
Proceeds from issuance of stock	1.1	1.0
Excess tax benefits from stock-based payment arrangements	0.4	0.5
Proceeds from the issuance of note payable	—	0.4
Net cash used in financing activities	(40.0)	(39.2)
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	(9.2)	14.3
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	47.2	32.9
CASH AND CASH EQUIVALENTS, END OF PERIOD	$38.0	$47.2
SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for income taxes, net of refunds	$21.7	$2.1
Cash paid for interest	$1.4	$1.4
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$1.1	$1.5
Non-cash purchase of investment securities	$13.8	$—

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data)

(Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2015			December 31, 2014
	As Reported	Loss on Abandonment	Adjusted	As Reported	Film Impairment	Adjusted
Operating (loss) income	$(1.5)	$7.1	$5.6	$(2.5)	$1.5	$(1.0)
Investment, interest and other income, net	(1.1)	—	(1.1)	(1.0)	—	(1.0)
(Loss) income before taxes	(2.6)	7.1	4.5	(3.5)	1.5	(2.0)
Benefit from (provision for) taxes	1.4	(2.5)	(1.1)	1.9	(0.5)	1.4
Net (loss) income	$(1.2)	$4.6	$3.4	$(1.6)	$1.0	$(0.6)
(Loss) earnings per share	$(0.02)	$0.06	$0.04	$(0.02)	$0.01	$(0.01)
Reconciliation of Operating income to OIBDA
Operating (loss) income	$(1.5)	$7.1	$5.6	$(2.5)	$1.5	$(1.0)
Depreciation & amortization	5.5	—	5.5	6.1	—	6.1
OIBDA	$4.0	$7.1	$11.1	$3.6	$1.5	$5.1

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data)

(Unaudited)

	Year Ended			Year Ended
	December 31, 2015			December 31, 2014
	As Reported	Loss on Abandonment	Adjusted	As Reported	Film Impair- ment	Restruct. Expense	Loss on Invest- ment	Jet Adj. Value	Adjusted
Operating (loss) income	$38.8	$7.1	$45.9	$(42.2)	$1.5	$4.2	$—	$1.6	$(34.9)
Investment, interest and other expense, net	(2.6)	—	(2.6)	(7.1)	—	—	4.0	—	(3.1)
Income before taxes	36.2	7.1	43.3	(49.3)	1.5	4.2	4.0	1.6	(38.0)
(Provision for) benefit from taxes	(12.1)	(2.5)	(14.6)	19.2	(0.5)	(1.5)	(1.4)	(0.6)	15.2
Net (loss) income	$24.1	$4.6	$28.7	$(30.1)	$1.0	$2.7	$2.6	$1.0	$(22.8)
(Loss) earnings per share	$0.32	$0.06	$0.38	$(0.40)	$0.01	$0.04	$0.03	$0.01	$(0.31)

Reconciliation of Operating income to OIBDA
Operating (loss) income	$38.8	$7.1	$45.9	$(42.2)	$1.5	$4.2	$—	$1.6	$(34.9)
Depreciation & amortization	22.8	—	22.8	26.7	—	(1.8)	—	(1.6)	23.3
OIBDA	$61.6	$7.1	$68.7	$(15.5)	$1.5	$2.4	$—	$—	$(11.6)

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Q1 2016 Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Q1 2016 Operating income to Adjusted OIBDA

Operating Income			Depreciation	OIBDA			Adjustments to OIBDA	Adjusted OIBDA
$9	-	$13	$6	$15	-	$19	$—	$15	-	$19

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
Net cash provided by operating activities	$17.6	$59.9	$49.5	$54.7
Less cash used for capital expenditures:
Purchase of property and equipment and other assets (excluding corporate aircraft)	(4.1)	(2.7)	(20.0)	(11.9)
Free Cash Flow	$13.5	$57.2	$29.5	$42.8

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business and for payment of dividends.